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                                                                    EXHIBIT 99.1


          ANCHOR GLASS ANNOUNCES ADOPTION OF A STOCKHOLDER RIGHTS PLAN
                       AND LAWSUIT AGAINST OWENS-ILLINOIS

         Tampa, FL, September 26, 2001 -- Anchor Glass Container Corporation announced today that its board of directors has adopted a Stockholder Rights Plan. Under the Rights Plan, stock purchase rights will be distributed as a dividend to all stockholders at the rate of one Right for each share of Anchor Glass common stock held of record as of the close of business on September 26, 2001.

         The Rights Plan provides the board with more flexibility to maximize long-term stockholder value and it is an important means of protecting Anchor Glass's stockholders from actions taken by potential acquirors or stock accumulators that the board determines are not in the best interests of the company. The Rights Plan is designed to ensure that the board of directors will have the ability to negotiate the terms and conditions of acquisitions of substantial blocks of Anchor Glass stock by third parties.

         Once exercisable, each Right will entitle the holder to purchase 1/1000 of a share of a new series of Anchor Glass's preferred stock for an exercise price of $0.01. Each 1/1000 of a share of the new series of preferred stock has the economic and voting rights equivalent to 10 shares of Anchor's common stock The Rights will be exercisable, and will detach from the common stock, only if a person or group acquires beneficial ownership of 15 percent or more of Anchor Glass's common stock, or announces a tender or exchange offer that, if consummated, will result in a person or group beneficially owning 15 percent or more of the common stock. Any person who is the owner of 15% or more of the voting power of Anchor Glass's voting stock on September 26, 2001 is "grandfathered" (i.e., current ownership of 15% or more of the voting power of Anchor Glass's voting stock will not result in exercisability of the Rights); but if that person acquires ownership of any additional shares of voting stock, exercisability of the Rights would be triggered. Anchor Glass will generally be entitled to redeem the Rights at $.00001 per Right until the close of business on the tenth day after the Rights become exercisable. The Rights will expire at the close of business on September 26, 2003.

         As previously announced, Consumers Packaging has obtained an Order of the Ontario Superior Court of Justice under the Companies' Creditors Arrangement Act which authorized Consumers Packaging to develop a restructuring plan. As part of this restructuring plan, Consumers Packaging has entered into an agreement with Owens-Illinois, Inc. (NYSE: OI) to purchase certain assets of Consumers Packaging, including the shares of its wholly-owned subsidiary Consumers U.S., Inc., which holds a majority equity interest (on a fully diluted basis) in Anchor Glass. Owens-Illinois also has entered into a non-binding letter of intent to sell the shares of Consumers U.S. to John J. Ghaznavi, the former chief executive officer and a current director of Anchor Glass. The acquisition of the shares of Consumers U.S. (and the equity interest in Anchor Glass) by either Owens-Illinois or Mr. Ghaznavi would result in the Rights becoming exercisable.




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         The acquisition of Consumers U.S. (and the majority equity interest in
Anchor Glass) by either Owens-Illinois or Mr. Ghaznavi could trigger certain "change of control" redemption provisions in Anchor's public bond indentures. Anchor Glass is pursuing potential restructuring alternatives to reduce its outstanding indebtedness and is concerned that an acquisition by either Owens-Illinois or Mr. Ghaznavi of a majority interest in Anchor Glass may materially adversely affect its ability to effect such a restructuring. Under the Rights Plan, the board of directors of Anchor Glass could amend the Rights Plan to permit Owens-Illinois and/or Mr. Ghaznavi (or any other potential bidder) to acquire all or a portion of the Anchor Glass equity interests owned by Consumers U.S. The Anchor Glass board has not yet determined whether or not, or under what conditions, if any, it would so amend the Rights Plan.

         Details of the Rights Plan are outlined in materials that are being mailed to stockholders.

         Anchor Glass also announced today that it has filed a complaint in the United States Federal District Court in Tampa, Florida against Owens-Illinois seeking an injunction against Owens-Illinois from acquiring the majority equity interest in Anchor from Consumers Packaging or statutory treble damages in lieu thereof. In its complaint, Anchor alleges that the proposed acquisition by Owens-Illinois would violate Federal and Florida antitrust laws as well as tortiously interfere with Anchor's public bond indentures.

         Anchor Glass Container Corporation, the third-largest manufacturer of glass containers in the U.S., supplies beverage and food producers and consumer products manufacturers nationwide. Based in Tampa, Fla., Anchor employs 2,900 people at twelve U.S. locations.

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